UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 17, 2008
ISABELLA BANK CORPORATION
(Exact name of registrant as specified in its charter)
MICHIGAN
(State or other jurisdiction of incorporation)

000-18415 (Commission File Number)	38-2830092 (IRS Employer Identification No.)

200 East Broadway, Mt. Pleasant, Michigan	48858
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (989) 772-9471
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.l4a-l2)
☐ Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.l4d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.l3e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-10.1
EX-10.2
EX-10.3

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On December 17, 2008, the registrant amended and restated the Isabella Bank Corporation Retirement Bonus Plan, with an effective date of July 1, 2008 (“Retirement Bonus Plan”), the Isabella Bank Corporation and Related Companies Deferred Compensation Plan for Directors, with an effective date of July 1, 2008 (“Deferred Compensation Plan for Directors”), and the Isabella Bank Corporation Death Benefit Plan, with an effective date of January 1, 2008 (“Death Benefit Plan”) (collectively, “Plans”). The Retirement Bonus Plan and the Deferred Compensation Plan for Directors were amended and restated for the primary purpose of complying with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder (“Section 409A”). Other terms of the Plans, which have been previously disclosed, were modified, as well. The following brief descriptions of the Plans are qualified in their entirety by reference to the full text of the Plans, copies of which are attached as Exhibits 10.1, 10.2, and 10.3 and incorporated herein by reference.
The Retirement Bonus Plan
     The Retirement Bonus Plan is a non-qualified, deferred compensation plan that allows certain highly compensated officers to defer receipt of taxable income and thereby defer income taxes and assist in saving for retirement. The Retirement Bonus Plan covers certain highly compensated officers, who may include the Company’s named executive officers, who are participants in the frozen Isabella Bank and Trust Executive Supplemental Income Agreement. Other highly compensated officers may be permitted to participate in the sole and exclusive discretion of the registrant’s Board of Directors. Under the Retirement Bonus Plan, participants are eligible to receive quarterly credits to a recordkeeping account based on an annual allocation schedule adopted in the sole and exclusive discretion of the registrant’s Board of Directors. In addition, amounts credited to accounts will be credited with earnings based on the mid-term applicable federal rate for January 1 of the calendar year in which the income is credited.
     In general, the amount in a participant’s account is payable on the earlier of the participant’s retirement date, the date of the participant’s separation from service, or the date of the participant’s termination of employment on account of disability. A participant may elect between receiving payment in a single cash lump sum or receiving equal monthly installment payments over a period of 10, 15 or 20 years.
The Deferred Compensation Plan for Directors
     The Deferred Compensation Plan for Directors is a non-qualified, deferred compensation plan that allows directors to defer receipt of taxable income and thereby defer income taxes and assist in saving for retirement. Under the Deferred Compensation Plan for Directors, each member of the registrant’s Board of Directors, which may include the registrant’s named executive officers, and members of the Boards of Directors of certain affiliated entities, may elect to defer receipt of all or any portion (subject to a minimum required deferral of at least 25%) of his or her annual director’s salary (if any), retainer and board of directors and/or committee fees and receive credits to a deferred compensation account. Dollar amounts that are credited to a director’s deferred compensation account are converted into actual shares of the registrant’s common stock on a quarterly basis; the number of resulting full shares are credited to the director’s stock account; and the aggregate fair market value of such shares are charged to the director’s deferred compensation account. A director’s deferred compensation account will be credited with additional amounts whenever dividends are paid on the registrant’s common stock based on the number of shares credited to the director’s stock account as of the dividend record date. In the case of a stock dividend or stock split, additional credits will be made to a director’s stock account as appropriate.
     In general, the shares of the registrant’s common stock in a director’s stock account will be distributed to the director (or to his or her beneficiary in the event of the director’s death) in-kind in a single lump sum on the earliest of: (1) the director’s attainment of age 70, (2) the date of the director’s separation from service as a director on account of disability, (3) the director’s death, (4) the occurrence of an unforeseeable emergency, (5) a change in control of the registrant, or (6) the director’s severance from service. Upon the occurrence of one of these events, any amounts remaining in a director’s deferred compensation account will, in general, be converted to registrant common stock and distributed, as well.

The Death Benefit Plan
     The Death Benefit Plan is a split-dollar life insurance plan that is intended to be exempt from the requirements of Section 409A as a death benefit only plan. Under the Death Benefit Plan, the registrant, through individual life insurance policies, provides death benefits to select highly compensated employees, who may include the Company’s named executive officers. The registrant is the sole owner of each life insurance policy, pays all premiums due under the policies, and is the beneficiary of any death benefit payable from the policies to the extent that such amounts exceed the benefits that are payable pursuant to the terms of the plan. Upon a participant’s death, the participant’s beneficiaries will be paid the amounts specified under the plan unless the participant’s employment has terminated under certain circumstances.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits:

Exhibit No.	Description

10.1	Isabella Bank Corporation Retirement Bonus Plan

10.2	Isabella Bank Corporation and Related Companies Deferred Compensation Plan for Directors

10.3	Isabella Bank Corporation Death Benefit Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISABELLA BANK CORPORATION
Dated: December 19, 2008.	By:	/s/ Dennis P. Angner
Dennis P. Angner, President and CEO